Southwest Gas Holdings, Inc. Reports First Quarter 2026 Financial Results,
Affirms Full-Year 2026 and Long-Term Guidance
Delivered 8.5% Twelve-month-ended Utility ROE
Filed Rate Cases in AZ and NV Requesting a Total of $172 Million in Additional Revenue
Strong Shipper Interest Supports Potential Phased Growth Beyond Great Basin’s 2028 Expansion
Pending California Rate Case Decision Creates Temporary Q1 Impact with Full Year Earnings Guidance Unchanged
LAS VEGAS – May 5, 2026 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas Holdings” or “Company”) today reported results for its first quarter ended March 31, 2026. This earnings press release should be read in conjunction with the Form 10-Q and earnings slides, which are concurrently being posted at www.swgasholdings.com.
“Today, we reported solid first quarter results, driven by continued growth and last year’s constructive rate case outcome authorizing recovery of the investments we made in Arizona to serve our customers, and significantly lower interest expense due to the payoff of previously outstanding corporate and administrative debt,” said Karen Haller, President and Chief Executive Officer of Southwest Gas Holdings. “We began the year by making meaningful progress on our strategic priorities, including the filing of two general rate cases in our largest jurisdictions. In Arizona, we filed a general rate case requesting a formula rate mechanism. In Nevada, we submitted a general rate case and look forward to the Public Utilities Commission of Nevada’s final order on the rulemaking process that will define the state’s alternative ratemaking framework. While the delayed California rate case decision negatively affected reported first quarter earnings, the previously authorized memorandum account we use to track the impacts of the delayed decision gives us confidence to affirm our full-year earnings guidance.
“At Great Basin, we recently completed an open season for available capacity associated with the 2028 expansion project where we received bids totaling nearly 2.5 billion cubic feet per day of incremental capacity. These bids included requests for service by 2028, but also for phased-in service through 2035. While we work with shippers to convert these expressions of interest into binding precedent agreements, we are also continuing to advance preparations for our Federal Energy Regulatory Commission certificate application later this year, having made steady progress on field surveys, public outreach, and engineering design efforts,” Haller continued.
SOUTHWEST GAS HOLDINGS, INC. SUMMARY OPERATING RESULTS

Summary Financial Results	Three Months Ended March 31,
(In thousands, except per share items)	2026	2025
Results of Consolidated Operations
Contribution to net income - natural gas distribution	$137,771	$142,942
Contribution to net income - corporate and administrative	603	(8,654)
Income from continuing operations, net of taxes	138,374	134,288
Income (loss) from discontinued operations, net of taxes(1)	—	(20,418)
Net income attributable to Southwest Gas Holdings	$138,374	$113,870

Consolidated earnings per diluted share	$1.91	$1.58
Consolidated earnings per diluted share from continuing operations	$1.91	$1.86
Weighted average diluted shares	72,566	72,138
(1) Including the impacts of noncontrolling interests. All items related to the disposition of Centuri are included in discontinued operations.
(2) There were no adjustments for the three months ended March 31, 2026.

Recent Operational and Financial Highlights
•Southwest Gas Holdings’ quarter-over-quarter earnings per share from continuing operations improved 2.7% when compared to 2025;
•Southwest Gas Corporation (“Southwest Gas”, “Utility”, “Natural Gas Distribution” segment) delivered Utility return on period-end equity of 8.5% and Adjusted Utility return on period-end equity of 8.0% over the 12 months ended March 31, 2026. Final decision in California general rate case to make up for delayed recognition of expected California margin and related Utility return in 2026;
•Southwest Gas filed an Arizona general rate case requesting to increase revenues by approximately $101 million to reflect the investments we made to serve our customers. We expect new rates to become effective April 2027 and we are also requesting to transition cost recovery to a formula rate model with an Annual Rate Adjustment Mechanism;
•Southwest Gas filed a Nevada general rate case requesting to increase revenues by approximately $71 million to reflect the investments we made to serve our customers. We expect new rates to become effective October 2026; rulemaking process for alternative ratemaking ongoing;
•Great Basin Gas Transmission Company (“Great Basin”) completed an open season in April 2026 for available capacity for the 2028 expansion project. Refer to the Great Basin Expansion Project Update section below.
•Southwest Gas invested $186.3 million in capital expenditures (on an accrual basis) during the quarter to strengthen and modernize infrastructure to support new and existing customer demand;
•Southwest Gas achieved gross margin of $298.9 million and operating margin of $477.0 million for the three months ended March 31, 2026;
•As of March 31, 2026, the Company had $484.8 million of cash on hand, and nearly $1.2 billion in available liquidity; and
•The Company increased its quarterly common stock dividend to $0.645 per share, representing a 4% increase over the 2025 dividend rate.
Great Basin Expansion Project Updates
Great Basin completed an open season in April 2026 for available capacity associated with the 2028 Great Basin expansion project. The available capacity offered in the open season was approximately 0.3 billion cubic feet (“Bcf”) per day, in addition to the 0.6 Bcf per day of currently contracted demand. The open season was significantly oversubscribed, with expressions of interest totaling approximately 2.5 Bcf per day, and requested in-service dates ranging from 2028 through 2035. All expressions of interest remain subject to the successful negotiation of binding precedent agreements (“BPAs”) and the posting of required surety.
The expressions of interest received during the open season reflect incremental demand across multiple potential in-service periods:
•Approximately 1.0 Bcf per day targeting 2028 - 2029.
•Approximately 1.5 Bcf per day requesting phased-in service dates between 2030 - 2035.
The 2028 expansion project is currently designed to support up to 1.0 Bcf per day of capacity. Depending on the successful execution of BPAs and posting of surety, incremental 2028-2029 demand could:
•require design changes within the existing corridor and, depending on scope changes,
•result in potential changes to previously disclosed capital investment and margin estimates.

The Company will continue to evaluate design requirements as commercial milestones are achieved and does not expect the base capital assumptions of $1.7 billion for the 2028 expansion project to change materially if total 2028-2029 contracted demand settles at or below 1.0 Bcf per day. Incremental demand beyond the 1.0 Bcf level will be evaluated separately and is not expected to be incorporated into guidance until BPAs are executed and any potential re-designs are finalized.
Preparations for the Federal Energy Regulatory Commission (FERC) certificate (CPCN) application, expected to be filed later in 2026, are progressing as planned, including field surveys, public outreach, and engineering and design development. The current FERC filing schedule is not expected to be impacted by the incremental demand received. Shippers participating in the open season are required to execute minimum twenty-year BPAs and post surety in order to maintain the planned project schedule and associated regulatory timeline.
For future potential in-service dates beyond the 2028 expansion project, the demand requested will likely require separate project phases as well as independent regulatory approvals and construction timelines.
Earnings Reconciliation Table
The table below provides a reconciliation of net income attributable to Southwest Gas Holdings for the three months ended March 31, 2026, from the same period in 2025 (items are in millions and are before related income tax impact unless otherwise noted):

	Three Months Ended
Net income attributable to Southwest Gas Holdings – March 31, 2025		$113.9
Increase (decrease) in Southwest Gas net income:
Operating Margin(1)	15.1
Operations and maintenance expenses	(2.1)
Depreciation and amortization	(5.9)
Other income and deductions, net	(3.6)
Interest expense, net	(1.0)
Other (includes taxes other than income taxes)	(1.3)
Income tax expense	(6.4)
Total decrease in Southwest Gas net income		(5.2)
Improvement in corporate and administrative results(2)		9.3
Increase in income from continuing operations		4.1
Decrease in loss from discontinued operations(3)		20.4
Net income attributable to Southwest Gas Holdings – March 31, 2026		$138.4
(1) For a reconciliation of non-GAAP financial measures to their comparable GAAP measures, see the tables later in this press release.
(2) Corporate and Administrative improved from a net loss in the three months ended March 31, 2025 to net income in the three months ended March 31, 2026.
(3) Including the impacts of noncontrolling interests. All items related to the disposition of Centuri are included in discontinued operations.
Southwest Gas Holdings’ net income from continuing operations was $138.4 million for the three months ended March 31, 2026, representing a $4.1 million increase in net income from continuing operations when compared to the three months ended March 31, 2025.

Southwest Gas / Natural Gas Distribution - First Quarter 2026
In the three months ended March 31, 2026 compared to the same period in 2025, the decrease in net income of $5.2 million was primarily due to:
•$15.1 million higher Operating margin primarily driven by updated rates that better align with Southwest Gas’ cost of service and capital investments across Arizona and Nevada adding approximately $13.2 million of incremental margin and $3.1 million attributable to customer growth, which is reflective of 1.0% net customer growth during the twelve months ended March 31, 2026. For California, we recorded revenues based on 2025 authorized levels pending the general rate case final decision. Also contributing to the increase were $2.0 million attributable to nondecoupled billed margin across Arizona and Nevada and $1.1 million related to the combined impacts of increases in recovery/return, offset by a comparable increase in depreciation and amortization expense in regulatory account balances noted below. Partially offsetting the increase is $4.7 million attributable to the absence of recovery in the current period, as recovery under the Vintage Steel Pipeline Program was concluded during the first quarter of 2025.
More than offset by:
•$2.1 million higher Operations and maintenance expense primarily attributable to higher insurance cost and related claims of $2.3 million, higher outside services of $1.3 million, and increases in incentive compensation costs of $1.1 million. These increases were partially offset by reductions in bad debt expense, internal gas used and lower leak survey and line locating expenses;
•$5.9 million, or 6%, higher Depreciation and amortization expense reflecting a $670.5 million, or 6%, increase in gas plant in service since the corresponding first quarter of 2025, in addition to $1.1 million in higher amortization related to regulatory account balances noted above. The increase in plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure;
•$3.6 million lower Other income, which is net of other deductions, primarily driven by a $3.2 million decrease in interest income earned on money market accounts;
•$1.0 million higher Net interest deductions primarily due to higher variable interest expense adjusted mechanism in NV associated with Industrial Development Revenue Bonds, offset by a comparable increase in margin;
•$1.3 million higher Taxes and other than income taxes due primarily to increase in property taxes across all of Southwest Gas’ jurisdictions; and
•$6.4 million higher Income tax expense due to pre-tax income differences, the amortization of excess accumulated deferred income taxes, and nondeductible executive compensation.
Corporate and Administrative - First Quarter 2026
In the three months ended March 31, 2026 net income improved by $9.3 million compared to a net loss in the same period in 2025; the improvement was primarily due to:
•$9.7 million lower net interest deductions primarily driven by the repayment of the $550.0 million term loan in the Summer of 2025 as well as the decrease in the balance that was previously outstanding on the revolving credit facility.
•$5.4 million higher other income, which is net of other deductions, primarily driven by an increase in interest income earned on money market accounts.
Partially offset by:
•$5.6 million higher Income tax expense due to pre-tax income differences and state income taxes.

Discontinued Operations - First Quarter 2026
In the three months ended March 31, 2026 compared to the same period in 2025, the decrease in net loss of $20.4 million reflects the absence of Centuri’s operating results in the current period following the completion of its disposition, compared to a full quarter of Centuri’s results included in the prior year period.
Southwest Gas Holdings Guidance and Outlook:
The Company affirms the following 2026 and forward-looking guidance ranges, as follows:

(in millions, except percentages)	Affirmed Estimates
2026 Earnings per share from continuing operations	$4.17 - $4.32 / share
2026 Capital expenditures(1)	~$1.25 billion
2026 - 2030 Adjusted Earnings per share from continuing operations CAGR(2)	12.0% - 14.0%
2026- 2030 Capital expenditures(1)	$6.3 billion
2026 - 2030 Rate base CAGR(2)	9.5% - 11.5%
(1) Includes approximately $30 million and $190 million for 2026 and 2026-2030, respectively, that would be recorded in Deferred charges and other assets.
(2) 2025 compound annual growth rate (“CAGR”) base year: adjusted 2025 earnings per share from continuing operations of $3.65 per share and 2025 rate base of $6.7 billion
Conference Call and Webcast
Southwest Gas Holdings will host a conference call on Tuesday, May 5, 2026, at 11:00 a.m. ET to discuss its first quarter 2026 results. The associated press release and presentation slides are available at https://investorts.swgasholdings.com.
The call will be webcast live on the Company's website at swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (800) 836-8184 or international (646) 357-8785. The webcast will be archived on the Southwest Gas Holdings website.
About Southwest Gas Holdings
Southwest Gas Holdings, Inc., through its primary operating subsidiary Southwest Gas Corporation, engages in the business of purchasing, distributing and transporting natural gas. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe, reliable, and affordable service while innovating sustainable energy solutions to fuel the growth in its communities.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company” or “Southwest Gas Holdings”) and Southwest Gas Corporation (the “Utility” or “Southwest Gas”) and their expectations or intentions regarding the future and underlying assumptions. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “potential”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2026 and the future, 2026 guidance and outlook, the expected impact and outcome of recent and ongoing gneral rate cases or other regulatory proceedings, earnings per share, capital expenditure and rate base CAGR guidance, and statements regarding the Great Basin 2028 Expansion Project, including projected demand, capacity, capital expenditures, impacts and investment opportunity. In addition, the statements that are not historic constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company and the Utility could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate case filings, approvals and rate relief, changes in rate design, net customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the potential for, and the impact of, a credit rating downgrade, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, regulatory approvals for the Great Basin 2028 Expansion Project along with capital construction costs, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future earnings per share from continuing operations or operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the Company will occur. Likewise, the Company can provide no assurance regarding segment revenues, margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected. Dividend declarations and the dividend rate are at the discretion of the Company’s board of directors and depend on numerous factors, including those described in the Company’s and Southwest Gas’ filings with the U.S. Securities and Exchange Commission; current and projected capital requirements; the Company’s liquidity position and earnings; capital expenditures; changes in cash flows; the competitiveness of the dividend yield; the Company’s target dividend payout ratios as determined from time to time; the impacts of economic conditions and business cycles; credit ratings and rating impacts; legal requirements and changes in laws and regulations; long-term financial and operational performance, expectations, and sustainability; changes in tax laws; and other factors. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s, and Southwest Gas Corporation’s current and periodic reports, including its Quarterly Reports on Form 10-Q, filed from time to time with the Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Non-GAAP measures include (i) Southwest Gas Holdings adjusted earnings (loss) per share from continuing operations, (ii) Southwest Gas Holdings adjusted net income (loss) from continuing operations, (iii) Natural Gas Distribution segment adjusted earnings (loss) per share, (v) Natural Gas Distribution segment adjusted net income (loss), and (vi) natural gas distribution and for the three-months ended March 31, 2025. Also included in this press release, Natural Gas Distribution segment adjusted ROE for the twelve-months-ended March 31, 2026. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance.
Management also uses the non-GAAP measure, operating margin, related to its natural gas distribution operations. Southwest Gas recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest Gas’ profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest Gas’ financial performance. Operating margin also forms a basis for Southwest Gas’ various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest Gas’ financial performance in a rate-regulated environment.
The Southwest Gas Holdings, Inc. tables included herein provides a reconciliation for these non-GAAP measures.
We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses.
Contacts

Investor and Analyst Contact	Media Contact

Tyler Franek	Sean Corbett
Manager, Investor Relations	Manager, Corporate Communications
Phone: (702) 876-7263	Phone: (702) 364-3310
tyler.franek@swgas.com	corpcomms@swgas.com

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Consolidated Operating Revenues	$585,119	$746,416

Net Income (Loss):
Continuing operations	$138,374	$134,288
Discontinued operations(1)	—	(20,418)
Net income applicable to Southwest Gas Holdings	$138,374	$113,870

Weighted Average Common Shares - Basic	72,441	72,012
Weighted Average Common Shares - Diluted	72,566	72,138

Basic earnings (loss) per share:
Continuing operations	$1.91	$1.86
Discontinued operations	—	(0.28)
Net earnings per share - basic	$1.91	$1.58

Diluted earnings (loss) per share:
Continuing operations	$1.91	$1.86
Discontinued operations	—	(0.28)
Net earnings per share - diluted	$1.91	$1.58

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$298,890	$287,384
Plus:
Operations and maintenance (excluding Admin & General) expense	78,472	80,763
Depreciation and amortization expense	99,603	93,690
Operating Margin	$476,965	$461,837
(1) Including the impacts of noncontrolling interests. All items related to the disposition of Centuri are included in discontinued operations.

Reconciliation of non-GAAP financial measure of Adjusted net income (loss) and Adjusted diluted earnings (loss) per share and their comparable GAAP measure of Net income (loss) and Diluted earnings (loss) per share is presented below. Amounts in thousands, except per share amounts and percentages.

Twelve Months Ended March 31,
2026
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net income applicable to Natural Gas Distribution (GAAP)	$295,137
Plus:
State income tax apportionment associated with certain one-time events(1)	(16,362)
Adjusted net income applicable to Natural Gas Distribution	$278,775

Natural Gas Distribution Average Equity (GAAP)(2)	$3,489,611
Natural Gas Distribution Return on Equity (GAAP)	8.5%
Adjusted Natural Gas Distribution Average Equity(2)	$3,482,552
Adjusted Natural Gas Distribution Return on Equity	8.0%

(1) Represents the non-recurring impact of remeasuring state deferred taxes, primarily related to the tax deconsolidation of Centuri and the inclusion of the 2028 Great Basin Expansion Project.
(2) Natural Gas Distribution Equity represents a trailing five quarter average.

FINANCIAL STATISTICS
Market value to book value per share at quarter end		153%
Twelve months to date return on equity	-- gas segment	8.5%
Twelve months to date adjusted return on equity(1)	-- gas segment	8.0%
Common stock dividend yield at quarter end		2.9%
Customer to employee ratio at quarter end (gas segment)		938 to 1
(1) For a reconciliation of non-GAAP financial measures to their comparable GAAP measures, see the tables earlier in this press release.

GAS DISTRIBUTION SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona(1)	$3,175,484	7.03%	9.84%
Southern Nevada(2)	1,780,757	7.02	9.50
Northern Nevada(3)	227,060	7.01	9.50
Southern California(4)	285,691	8.02	11.16
Northern California(4)	92,983	7.91	11.16
South Lake Tahoe(4)	56,818	7.91	11.16
Great Basin Gas Transmission Company(5)	190,988	8.17	11.95
Total/Weighted Average	$5,809,781	7.14%	9.89%
(1) Effective March 2025.
(2) Effective July 2025.
(3) Effective April 2024.
(4) Authorized returns updated effective January 1, 2024, due to an Automatic Rate of Return Trigger Mechanism.
(5) Estimated amounts based on 2024 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	Three Months Ended March 31,
(In dekatherms)	2026	2025
Residential	28,645,435	35,688,027
Small commercial	10,888,573	12,591,965
Large commercial	2,908,568	2,947,798
Industrial / Other	1,371,672	1,441,690
Transportation	20,039,073	20,454,337
Total system throughput	63,853,321	73,123,817